Exhibit 10.1

EXECUTION VERSION

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”) is entered into as of June 28, 2013 between Covidien plc, a corporation organized under the laws of Ireland (“Covidien”), and Mallinckrodt plc, a corporation organized under the laws of Ireland (“Mallinckrodt” and, together with Covidien, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, between Covidien and Mallinckrodt (the “Distribution Agreement”).

RECITALS

WHEREAS, the board of directors of Covidien has determined that it is in the best interests of Covidien and its shareholders that the Mallinckrodt Business be operated by a newly incorporated publicly traded company;

WHEREAS, Mallinckrodt has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the Distribution;

WHEREAS, Covidien will effect the restructuring transactions described in the Plan of Reorganization (as defined in the Distribution Agreement) for the purpose of aggregating the Mallinckrodt Business in the Mallinckrodt Group prior to the Distribution (collectively, the “Reorganization”);

WHEREAS, Covidien currently intends that, on the Distribution Date, it will make a distribution in specie of the Mallinckrodt Business to the holders of Covidien Ordinary Shares on the Record Date (“Qualifying Covidien Shareholders”), effected by (i) the transfer of Covidien’s entire legal and beneficial interest in the issued share capital of the Mallinckrodt Holding Companies to Mallinckrodt; and (ii) Mallinckrodt issuing Mallinckrodt Ordinary Shares directly to Qualifying Covidien Shareholders on a pro rata basis in return, as more fully described in the Distribution Agreement (the “Distribution”);

WHEREAS, the Parties intend that the Distribution will qualify as a non-taxable transaction pursuant to Section 355 of the Code; and

WHEREAS, the Parties desire to set forth their rights and obligations with respect to Taxes due for periods before and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

“2007 TCE TSA” shall mean the Tax Sharing Agreement entered into as of June 29th, 2007 by and among Tyco International Ltd., Covidien, and Electronics Ltd.

“2007 TCE TSA Tax Contest” shall mean any Tax Contest which is subject to the provisions of, or the administration and settlement of which is otherwise governed by or described in, the 2007 TCE TSA.

“Active Business” shall mean, with respect to the Distribution, the business conducted by the relevant ATOB Entities as of the Distribution Date, or, with respect to any other relevant transaction described in the Plan of Reorganization, the business conducted by the relevant ATOB Entities as of the date of such transaction.

“Adjustment Request” shall mean any formal or informal claim or request filed with any Governmental Entity, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” shall have the meaning set forth in the Distribution Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreement” shall have the meaning set forth in the Distribution Agreement.

“ATOB Entities” shall mean the Section 355 ATOB Entities, the Belgium ATOB Entities, the Poland ATOB Entities, and the Spain ATOB Entities.

“Audit Management Party” shall have the meaning set forth in the 2007 TCE TSA.

“Belgium ATOB Entities” shall mean the entities listed on Schedule A.

“Belgium Restricted Transfer Entities” shall mean the entities listed on Schedule B.

“Business Day” shall mean any day except a Saturday, Sunday or a day on which a commercial bank in New York, New York or Dublin, Ireland is authorized or required to close.

“Canada Restricted Transfer Entities” shall mean the entities listed on Schedule C.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Articles 6.02 and 6.03 of this Agreement.

“Covidien” shall have the meaning set forth in the preamble hereto.

“Covidien Businesses” shall mean the businesses and operations of the Covidien Group other than the Mallinckrodt Business.

“Covidien Controlled Tax Contests” shall have the meaning set forth in Article 6.02.

“Covidien Group” shall mean Covidien and its Affiliates, as well as any entity that becomes an Affiliate of Covidien after the date hereof, excluding any entity that is a member of the Mallinckrodt Group.

“Covidien Ordinary Shares” shall have the meaning set forth in the Distribution Agreement.

“Covidien Separation Tax” shall mean (i) any Separation Tax to the extent that the liability for such Tax does not exceed the amount listed on Schedule I with respect to such Tax and (ii) to the extent that the liability for such Separation Tax exceeds the amount listed on Schedule I with respect to such Tax, the portion of such excess for which neither Mallinckrodt nor any member of the Mallinckrodt Group is obligated under applicable Law to pay; provided, that, for all purposes of this Agreement, the Distribution Agreement and each Ancillary Agreement, Covidien shall be treated as having paid any such Tax to the extent such Tax was paid or otherwise satisfied on or prior to the Distribution Date regardless of which Party or members of its Group paid or otherwise satisfied such Tax.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Current Taxes” shall mean any and all Specified Taxes, other than Separation Taxes and Unanticipated Separation Taxes, which are imposed on or with respect to a taxable period or portion thereof which (i) includes the Distribution Date, (ii) ended on or before the Distribution Date but with respect to which the date prescribed by law for the filing of the applicable Tax Return is after the Distribution Date (without taking into account any applicable extensions or any Tax Returns attributable to estimated, quarterly, or other similar payments or prepayments of Taxes), or (iii) begins after the Distribution Date.

“Dispute” shall have the meaning set forth in Article 9.01.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agreement” shall have the meaning set forth in the preamble hereto.

“Distribution Date” shall have the meaning set forth in the Distribution Agreement.

“Employee Matters Agreement” shall mean the Employee Matters Agreement dated as of the date hereof by and among Covidien and Mallinckrodt.

“Employment Tax” shall mean those Liabilities (as defined in the Distribution Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period,

(i) by an acceptance on an IRS Form 870 or 870-AD (or any successor forms thereto), or by a comparable form or agreement pursuant to the laws of a state, local, or non-United States taxing jurisdiction, except that acceptance on an IRS Form 870 or 870-AD or comparable form or agreement shall not constitute a Final Determination to the extent that such form or agreement reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be);

(ii) by a decision, judgment, decree, or other order of a court of competent jurisdiction which is or has become final and unappealable;

(iii) by a closing agreement or accepted offer in compromise pursuant to Sections 7121 or 7122 of the Code, or a comparable agreement pursuant to the laws of a state, local, or non-United States jurisdiction;

(iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) or, where such periods are undefined or indefinite, in accordance with ordinary course limitation periods, by the jurisdiction imposing such Tax;

(v) by a final settlement resulting from a treaty-based competent authority determination; or

(vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Germany Restricted Transfer Entities” shall mean the entities listed on Schedule D.

“Governmental Entity” shall mean shall mean any United States federal, state, local or non-United States court, government (or political subdivision thereof), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” shall mean either the Mallinckrodt Group or the Covidien Group, as the context requires.

“Identified Tax Return” shall mean any Tax Return reporting or otherwise relating to, addressing, or describing any Income Tax, Separation Tax, or Unanticipated Separation Tax, whether directly or indirectly.

“Income Tax” shall mean any federal, state, local or Non-United States Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.

“Indemnified Party” shall have the meaning set forth in Article 5.02.

“Indemnifying Party” shall have the meaning set forth in Article 5.02.

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law), or any tax treaty.

“Local Separation Agreement” shall mean each of the asset transfer agreements, share transfer agreements, business transfer agreements, certificates of demerger and merger and other agreements and instruments that provide for or effect the separation of the Mallinckrodt Business from the Covidien Business, as contemplated by the Plan of Reorganization.

“Mallinckrodt” shall have the meaning set forth in the preamble hereof.

“Mallinckrodt Assumed Tax Rate” shall mean the highest marginal income Tax rate, as determined in Mallinckrodt’s reasonable discretion and reasonably satisfactory to Covidien, taking into account all potentially applicable Taxes (federal, state, local, and non-United States), applicable to the applicable member or members of the Mallinckrodt Group.

“Mallinckrodt Business” shall have the meaning set forth in the Distribution Agreement.

“Mallinckrodt Controlled Tax Contests” shall have the meaning set forth in Article 6.03.

“Mallinckrodt Group” shall mean (i) Mallinckrodt and its Affiliates, as determined immediately after the Distribution Date, (ii) any entity which (A) was an Affiliate of Covidien or an Affiliate of a member of the Mallinckrodt Group, (B) conducted solely or predominantly the Mallinckrodt Business, and (C) is no longer an Affiliate of Covidien as of the Distribution Date, as well as (iii) any entity that becomes an Affiliate of Mallinckrodt after the date hereof.

“Mallinckrodt Historic Tax Liability” shall mean any liability for Specified Taxes (including, for the avoidance of doubt, a liability imposed pursuant to Section 1.1502-6 of the Treasury Regulations or any other similar provision of state, local, or foreign Law) where Mallinckrodt or any member of the Mallinckrodt Group is obligated under applicable Law to (x) pay such Specified Taxes or (y) file a Tax Return with respect to such Specified Taxes, in each case other than a liability for

(i) Current Taxes;

(ii) Separation Taxes;

(iii) Unanticipated Separation Taxes;

(iv) Income Taxes imposed by the United States federal government if and to the extent

(A) the entity on which such Income Tax is imposed was, during the relevant taxable period or portion thereof, a member of a “consolidated group” (as defined in Section 1.1502-1(h) of the Treasury Regulations) and

(B) neither Mallinckrodt nor any member of the Mallinckrodt Group was the “common parent” of such consolidated group (as such term is used Section 1504 of the Code and the Treasury Regulations promulgated under Section 1502 of the Code) during such relevant taxable period or portion thereof; and

(v) Income Taxes imposed by the government of any state of the United States if and to the extent

(A) the entity on which such Income Tax is imposed was, during the relevant taxable period or portion thereof, a member of a consolidated, unitary, combined, or other similar group (as defined for purposes of such state’s Tax law) and

(B) neither Mallinckrodt nor any member of the Mallinckrodt Group was the “parent,” “common parent,” “principal,” “named,” “key,” or other similar company or entity with respect to such consolidated, unitary, combined, or other similar group (as determined for purpose of such state’s Tax law) during such relevant taxable period or portion thereof.

“Mallinckrodt Holding Companies” shall mean Mallinckrodt International Finance S.A. and Mallinckrodt Belgium BVBA.

“Mallinckrodt Ordinary Shares” shall have the meaning set forth in the Distribution Agreement.

“Mallinckrodt Refund Amount” shall mean a Refund of any Tax listed on Schedule K to the extent that the aggregate amount of such Tax which is Refunded does not exceed the amount listed on Schedule K with respect to such Tax.

“Mallinckrodt Separation Tax” shall mean any Separation Tax to the extent that the liability for such Tax is not a Covidien Separation Tax.

“Mallinckrodt Tax Liability Cap” shall mean an amount equal to two hundred million United States dollars (US$200,000,000).

“Netherlands Restricted Transfer Entities” shall mean the entities listed on Schedule E.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Articles 6.02 and 6.03 of this Agreement.

“Non-United States Taxes” shall mean all Taxes imposed by any jurisdiction other than the United States, or any political subdivision thereof.

“Other Tax” shall mean any Tax imposed by any Governmental Entity other than any (i) Income Taxes, (ii) Employment Taxes, (iii) Separation Taxes, (iv) Unanticipated Separation Taxes, and (v) any interest, penalties, additions to tax, or additional amounts in respect of (i) through (iv) inclusive.

“Parties” shall have the meaning set forth in the preamble hereto.

“Past Practices” shall have the meaning set forth in Article 3.05.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for United States federal income Tax purposes.

“Plan of Reorganization” shall have the meaning set forth in the Distribution Agreement.

“Poland ATOB Entities” shall mean the entities listed on Schedule F.

“Post-Distribution Period” shall mean any taxable year or other taxable period beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date.

“Preliminary Tax Advisor” shall have the meaning set forth in Article 8.01.

“Prime Rate” shall have the meaning set forth in the Distribution Agreement.

“Privilege” shall mean any privilege that may be asserted pursuant to applicable law, including, any privilege arising pursuant to or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Pro Forma Returns” shall have the meaning set forth in Article 5.03(c).

“Prohibited Acts” shall have the meaning set forth in Article 4.02.

“Proposed Acquisition Transaction” shall mean a transaction or series of related transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), whether such transaction is supported by Mallinckrodt management or shareholders, is a hostile acquisition, or otherwise, as a result of which Mallinckrodt (or any successor thereto) would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise) from Mallinckrodt (or any successor thereto) and/or one or more holders of Mallinckrodt Ordinary Shares, respectively, any amount of stock of Mallinckrodt, that would, when combined with any other changes in ownership of the stock of Mallinckrodt pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise more than thirty-five percent (35%) of (i) the value of all outstanding shares of Mallinckrodt as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all shares of voting stock of Mallinckrodt as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Mallinckrodt of a shareholder rights plan or (ii) issuances by Mallinckrodt that satisfy Safe Harbor VIII (relating to acquisition in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock (including any redemption of Mallinckrodt equity pursuant to the exception in Article 4.02(a)(viii)) shall be treated as an indirect acquisition of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly.

“Qualifying Covidien Shareholders” shall have the meaning set forth in the recitals.

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Record Date” shall have the meaning set forth in the Distribution Agreement.

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against future Taxes payable) together with any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on the receipt of the refund, including any Taxes imposed by way of withholding or offset.

“Reorganization” shall have the meaning set forth in the recitals.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean:

(i) with respect to the Section 355 Entities, the Section 355 ATOB Entities, the Canada Restricted Transfer Entities, and the Poland ATOB Entities, the period which begins with the Distribution Date and ends two (2) years thereafter;

(ii) with respect to the Belgium Restricted Transfer Entities, the Belgium ATOB Entities, and the Netherlands Restricted Transfer Entities, the period which begins with the Distribution Date and ends three (3) years thereafter; and

(iii) with respect to the Germany Restricted Transfer Entities and the Spain ATOB Transfer Entities, the period which begins with the Distribution Date and ends five (5) years thereafter.

“Restricted Transfer Entities” shall mean the Section 355 Entities, Belgium Restricted Transfer Entities, the Canada Restricted Transfer Entities, the Germany Restricted Transfer Entities, and the Netherlands Restricted Transfer Entities.

“Ruling” shall mean (i) the private letter ruling issued by the IRS to Covidien on March 1, 2013, (ii) the Canadian ruling issued by the Canada Revenue Agency to Covidien on April 25, 2013, (iii) the Irish rulings issued by Tom Connor of the Irish Revenue Commissioners to Arthur Cox, acting on behalf of Covidien, on March 15, 2013 and to PricewaterhouseCoopers LLP, acting on behalf of Covidien, on March 12, 2013 and April 18, 2013, or (iv) any other ruling issued by a Taxing Authority, in each case in connection with the Reorganization and/or Distribution.

“Ruling Request” shall mean (i) the request for rulings submitted by Covidien to the IRS on August 30, 2012, as supplemented and amended on each of December 12, 2012; January 23, 2013; and February 28, 2013, (ii) the request for rulings submitted by Covidien to the Canada Revenue Agency on August 21, 2012, as supplemented and amended, (iii) the request for rulings submitted by Arthur Cox, acting on behalf of Covidien, to the Irish Revenue Commissioners on November 16, 2012, and by PricewaterhouseCoopers LLP, acting on behalf of Covidien, to the Irish Revenue Commissioners on November 23, 2012, or (iv) any other ruling request submitted to a Taxing Authority, in each case including the exhibits attached thereto, and all related supplements.

“Section 355 ATOB Entities” shall mean the entities listed on Schedule G.

“Section 355 Entities” shall mean the entities listed on Schedule H.

“Separation Taxes” shall mean those Taxes listed on Schedule I, in each case, without regard to (x) the amounts shown on Schedule I and (y) whether such Taxes arose, resulted or were incurred, or were paid or otherwise satisfied, prior to, on, or after the Distribution Date, arising as a result of (A) the Distribution or (B) the Reorganization or any transaction associated therewith as described in any Ruling, the Distribution Agreement, or any Local Separation Agreement, except for (i) any Tax resulting from a breach by any Party of any covenant in this Agreement or any Ancillary Agreement, and (ii) any Tax attributable to a Prohibited Act.

“Spain ATOB Entities” shall mean the entities listed on Schedule J.

“Specified Taxes” shall mean all Taxes other than Employment Taxes and Other Taxes.

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

“Subsidiary” shall have the meaning set forth in the Distribution Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Governmental Entity, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Advisor” shall have the meaning set forth in Article 9.01.

“Tax Attribute” shall mean net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit Amount” shall mean, with respect to the payment of a liability by a Party or any of its Subsidiaries, an amount equal to the reduction in Taxes due and payable during the Tax Benefit Period resulting from the payment of such liability, as determined at any relevant time (including, for the avoidance of doubt, at any time during the Tax Benefit Period), which for each taxable period during the Tax Benefit Period, shall equal the sum of:

(a) the excess (if any) of (i) the amount of Taxes that the Party and its Subsidiaries would have owed in such taxable period had there been no payment of or event giving rise to such liability (without taking into account any carryforwards or carrybacks of any deductions, credits, losses or other Tax Attributes to such taxable period), over (ii) the amount of Taxes that the Party and its Subsidiaries would have owed in such taxable period after taking into account such payment (without taking into account any carryforwards or carrybacks of any deductions, credits, losses or other Tax Attributes to such taxable period other than such deductions, credits, losses, or other Tax Attributes, if any, arising as a result of the payment of such liability); and

(b) the excess (if any) of (i) the amount of the Refund that would be realized by the Party and its Subsidiaries with respect to such taxable period as a result of the carryback of deductions, credits, losses or other Tax Attributes attributable to such payment to such taxable period (without taking into account any other carryforwards or carrybacks of any deductions, credits, losses or other Tax Attributes to such taxable period), over (ii) the amount of the Refund that the Party and its Subsidiaries would have been entitled to realize with respect to such taxable period (without taking into account any carryforwards or carrybacks of any deductions, credits, losses or other Tax Attributes to such taxable period).

The Tax Benefit Amount shall be computed based on the actual tax rates applicable to the Party and its Subsidiaries during the applicable taxable period.

For the avoidance of doubt, for purposes of this Agreement, the Distribution Agreement and each Ancillary Agreement, the Tax Benefit Amount shall be determined taking into account the application of Article 5.03(d).

“Tax Benefit Adjusted Amount” shall mean, with respect to a liability, the amount equal to the amount of such liability reduced by the Tax Benefit Amount, if any, with respect to Mallinckrodt and its Subsidiaries, in respect of the payment of such liability.

“Tax Benefit Period” shall mean, with respect to the payment of a liability, the sequential series of taxable periods beginning with the taxable period that includes the date which is one (1) year prior to the date on which such liability is considered to have been paid or satisfied for applicable Tax purposes and ending with the taxable period that includes the date which is five (5) years after the date on which such liability is considered to have been paid or satisfied for applicable Tax purposes.

“Tax Certificates” shall mean any certificates of officers of Covidien and Mallinckrodt, provided to Skadden, Arps, Slate, Meagher & Flom LLP, PricewaterhouseCoopers LLP, Arthur Cox, or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Reorganization or Distribution.

“Tax Contest” shall have the meaning set forth in Article 6.01.

“Tax Counsel” shall mean a tax counsel or accountant of recognized national standing reasonably acceptable to Covidien.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Article 4.01(a).

“Tax Opinion” shall mean any written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, PricewaterhouseCoopers LLP, Arthur Cox, or any other law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Reorganization and the Distribution.

“Tax Records” shall have the meaning set forth in Article 8.01.

“Tax-Related Losses” shall mean (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Covidien (or its Affiliate) or Mallinckrodt (or its Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Distribution, the Reorganization or any transaction associated therewith to be tax-free or otherwise have the tax treatment described in any Tax Opinion or Ruling.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Governmental Entity, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.

“Unanticipated Separation Taxes” shall mean Taxes arising as a result of (i) the Distribution, or (ii) the Reorganization or any transaction associated therewith as described in any Ruling, the Distribution Agreement, or any Local Separation Agreement, in each case where such Tax is not a Separation Tax, except for (A) any Tax resulting from a breach by any Party of any covenant in this Agreement or any Ancillary Agreement, and (B) any Tax attributable to a Prohibited Act.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of Tax Counsel on which Mallinckrodt and Covidien may rely to the effect that the Prohibited Act will not result in Unanticipated Separation Taxes or any incremental liability for Separation Taxes. Any such opinion must assume that the Distribution, Reorganization, and any transaction associated therewith would have been tax-free or had the tax treatment described in any applicable Tax Opinion or Ruling if such transaction did not occur.

“US GAAP” means United States generally accepted accounting principles.

1.02 INTERPRETATION. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.01 COVIDIEN LIABILITY. Covidien shall pay and be responsible for:

(a) any Specified Taxes not allocated to Mallinckrodt pursuant to Article 2.02; and

(b) any Covidien Separation Taxes.

2.02 MALLINCKRODT LIABILITY. Mallinckrodt shall pay and be responsible for:

(a) any Current Taxes where Mallinckrodt or any member of the Mallinckrodt Group is obligated under applicable Law to (i) pay such Taxes or (ii) file a Tax Return with respect to such Taxes;

(b) any Mallinckrodt Historic Tax Liability;

(c) 20% of any Unanticipated Separation Taxes; and

(d) any Mallinckrodt Separation Taxes.

2.03 MALLINCKRODT TAX LIABILITY CAP.

(a) Notwithstanding anything in this Agreement to the contrary, Mallinckrodt shall not be liable for Taxes pursuant to Article 2.02(b), 2.02(c), or 2.02(d) to the extent that the aggregate Tax Benefit Adjusted Amount in respect of liability for Taxes allocated to Mallinckrodt pursuant to Article 2.02(b), together with the aggregate Tax Benefit Adjusted Amount in respect of liability for Taxes allocated to Mallinckrodt pursuant to Article 2.02(c) and 2.02(d), exceeds the Mallinckrodt Tax Liability Cap.

(b) If and to the extent the Tax Benefit Adjusted Amount in respect of any liability for Mallinckrodt Historic Tax Liabilities, Unanticipated Separation Taxes, or Mallinckrodt Separation Taxes changes subsequent to any determination made with respect to Article 2.01 or 2.02 including, without limitation, as a result of a carryforward or a carryback of a deduction, credit, loss or other Tax attribute which affects the Tax Benefit Adjusted Amount in respect of such a liability, then the amount of all Taxes for which each Party is responsible pursuant to Articles 2.01 and 2.02 shall be redetermined taking into account the effect of such modified Tax Benefit Adjusted Amount.

(c) If and to the extent Mallinckrodt or any member of the Mallinckrodt Group receives any Refund of Unanticipated Separation Taxes or Mallinckrodt Separation Taxes pursuant to Article 2.05, then the amount of all Taxes for which each Party is responsible pursuant to Articles 2.01 and 2.02 shall be redetermined taking into account the effect of such Refund.

2.04 CERTAIN EMPLOYMENT AND OTHER TAXES.

(a) ALLOCATION OF EMPLOYMENT TAXES. Except as otherwise addressed in Article V hereof, liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

(b) ALLOCATION OF OTHER TAXES. Except as otherwise addressed in Article V hereof, liability for Other Taxes shall be determined pursuant to the Distribution Agreement.

2.05 TAX REFUNDS.

(a) Mallinckrodt shall be entitled to

(i) any Refund of Current Taxes received by any member of the Mallinckrodt Group or the Covidien Group, where Mallinckrodt or any member of the Mallinckrodt Group is obligated under applicable Law to (i) pay such Taxes or (ii) file a Tax Return with respect to such Taxes;

(ii) any Mallinckrodt Refund Amounts;

(iii) 20% of any Refund of any Unanticipated Separation Taxes received by any member of the Mallinckrodt Group or the Covidien Group; provided, that, if the proportionate amount of such Tax that was borne by Mallinckrodt was lower than 20%, whether by reason of the application of Article 2.03 or otherwise, Mallinckrodt will be entitled to such lower proportionate amount of such Refund of Unanticipated Separation Taxes; and

(iv) any Refund of Mallinckrodt Separation Taxes received by any member of the Mallinckrodt Group or the Covidien Group to the extent that liability for such Taxes was actually borne by Mallinckrodt; provided, that, solely for purposes of this Article 2.05(a)(iv), any Refund in respect of a Separation Tax shall be treated first as a Refund of a Mallinckrodt Separation Tax if and only to the extent Mallinckrodt bore such Tax, taking into account the application of Article 2.03, and thereafter as a Refund of a Covidien Separation Tax.

(b) Covidien shall be entitled to all Refunds related to Specified Taxes received by any member of the Mallinckrodt Group or the Covidien Group other than those to which Mallinckrodt is entitled pursuant to Article 2.05(a).

(c) Each Party shall pay to the other Party any Refund received by such Party or any member of such Party’s Group that is allocable to the other Party pursuant to this Article 2.05 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Article 2.05(c), any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).

2.06 PRIOR AGREEMENTS. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Covidien Group and any member of the Mallinckrodt Group shall be terminated with respect to the Mallinckrodt Group and the Covidien Group as of the Distribution Date. No member of either the Mallinckrodt Group or the Covidien Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.01 COVIDIEN’S RESPONSIBILITY. Covidien shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns Covidien or any member of the Covidien Group is obligated to file pursuant to applicable Tax Law.

3.02 MALLINCKRODT’S RESPONSIBILITY. Mallinckrodt shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns Mallinckrodt or any member of the Mallinckrodt Group is obligated to file pursuant to applicable Tax Law, other than those which Covidien is responsible to file pursuant to Article 3.01.

3.03 RIGHT TO REVIEW TAX RETURNS. With respect to any Identified Tax Return relating to any Pre-Distribution Period or Straddle Period for which Mallinckrodt is the Responsible Party, Mallinckrodt shall deliver such Identified Tax Return and related workpapers to Covidien for approval twenty (20) Business Days prior to the due date of the relevant Identified Tax Return. Mallinckrodt shall provide Covidien no less than ten (10) Business Days to analyze and comment on such Identified Tax Return and shall modify such Identified Tax Return before filing to include Covidien’s reasonable comments. Mallinckrodt shall not, and shall not permit any member of the Mallinckrodt Group to, file any such Identified Tax Return without the prior written consent of Covidien, such consent to be exercised in Covidien’s sole discretion.

3.04 COOPERATION. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII.

3.05 TAX REPORTING PRACTICES. Except as provided in Article 3.06 or pursuant to the prior written consent of Covidien, such consent to be exercised in Covidien’s sole discretion, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which Mallinckrodt is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Mallinckrodt; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Mallinckrodt shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, Mallinckrodt shall not be permitted, and shall not permit any member of the Mallinckrodt Group, to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods and Straddle Periods have expired.

3.06 REPORTING OF REORGANIZATION. The Tax treatment of any step in or portion of the Reorganization shall be reported on each applicable Tax Return consistently with the treatment thereof in any Ruling Request, Tax Opinion, Ruling, and Local Separation Agreement, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Reorganization shall be reported.

3.07 PAYMENT OF TAXES.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

3.08 AMENDED RETURNS AND CARRYBACKS.

(a) Mallinckrodt shall not, and shall not permit any member of the Mallinckrodt Group to, file or allow to be filed any Adjustment Request for any Pre-Distribution Period or Straddle Period without the prior written consent of Covidien, such consent to be exercised in Covidien’s sole discretion.

(b) Mallinckrodt shall, and shall cause each member of the Mallinckrodt Group to, make any available elections to waive the right to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date.

(c) Mallinckrodt shall not, and shall cause each member of the Mallinckrodt Group not to, without the prior written consent of Covidien, make any affirmative election to carry back any Tax Attribute from a taxable period or portion thereof ending after the Distribution Date to a taxable period or portion thereof ending on or before the Distribution Date, such consent to be exercised in Covidien’s sole discretion.

(d) Receipt of consent by Mallinckrodt or a member of the Mallinckrodt Group from Covidien pursuant to the provisions of this Article 3.08 shall not limit or modify Mallinckrodt’s continuing indemnification obligation pursuant to Article V.

3.09 TAX ATTRIBUTES.

(a) Mallinckrodt shall make its own determination as to the existence and the amount of the Tax Attributes to which it is entitled after the Distribution Date; provided, however, that such determination shall be made in a manner that is (a) consistent with Past Practices; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent with the Rulings, the Tax Certificates, and the Tax Opinions; (d) reasonably determined by Mallinckrodt to minimize the aggregate cash Tax liability of the Parties for all Pre-Distribution Tax Periods and the portion of all Straddle Tax Periods ending on the Distribution Date; and (e) with respect to any determination relating to the existence or availability of net operating losses, consented to in writing by Covidien, such consent to be exercised in Covidien’s sole and absolute discretion.

(b) Upon the reasonable request of Mallinckrodt, Covidien shall provide Mallinckrodt with any reasonably available Tax Records relating to the determination of Tax Attributes if and only to the extent such Tax Records exist on the Distribution Date. Nothing in this Agreement, including this Article 3.09(b), shall require Covidien to make any determinations or otherwise create any Tax Records with respect to Tax Attributes or the determination thereof.

ARTICLE IV

REPRESENTATIONS AND COVENANTS

4.01 COMPLIANCE WITH THE RULINGS AND TAX OPINIONS.

(a) Covidien, on behalf of itself and all other members of the Covidien Group, hereby represents and warrants that (i) it has examined (A) the Rulings, (B) the Tax Opinions, (C) the Ruling Requests, (D) the Tax Certificates and (E) any other materials delivered or deliverable in connection with the issuance of the Rulings and the rendering of Tax Opinions (collectively, the “Tax Materials”) and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Covidien or any member of the Covidien Group or the Covidien Businesses, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Covidien, on behalf of itself and all other members of the Covidien Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Covidien or any member of the Covidien Group or the Covidien Businesses.

(b) Mallinckrodt, on behalf of itself and all other members of the Mallinckrodt Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Mallinckrodt or any member of the Mallinckrodt Group or the Mallinckrodt Business, were, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Mallinckrodt, on behalf of itself and all other members of the Mallinckrodt Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Mallinckrodt or any member of the Mallinckrodt Group or the Mallinckrodt Business.

4.02 CONSENT REQUIREMENT FOR MAJOR TRANSACTIONS. Mallinckrodt, on behalf of itself and all other members of the Mallinckrodt Group, hereby covenants and agrees that no member of the Mallinckrodt Group will take or permit to be taken:

(a) within the applicable Restricted Period, any of the following actions:

(i) any Proposed Acquisition Transaction, or approval of any Proposed Acquisition Transaction for any purpose;

(ii) any merger, scheme of arrangement, or consolidation with any other Person or liquidation or partial liquidation; or any approval or allowance of any merger, scheme of arrangement, consolidation, liquidation, or partial liquidation of any of the Restricted Transfer Entities or the ATOB Entities;

(iii) any approval or allowance of the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;

(iv) any approval or allowance of the sale, transfer, issuance, or other disposition (to an Affiliate or otherwise), directly or indirectly, of any share of, or other equity interest or an instrument convertible into an equity interest in, any of the ATOB Entities, Belgium Restricted Transfer Entities, Canada Restricted Transfer Entities, German Restricted Transfer Entities, or Netherlands Restricted Transfer Entities;

(v) any sale, transfer, or other disposition of more than 35 percent (35%) of its consolidated gross or net assets, or approval or allowance of the sale, transfer, or other disposition (to an Affiliate or otherwise) of more than 35 percent (35%) of the consolidated gross or net assets of any of the Restricted Transfer Entities (in each case, excluding sales in the ordinary course of business and measured based on fair market values as of the date of the applicable Distribution or other transaction);

(vi) any amendment to its certificate of incorporation (or other organizational documents), or any other action or approval or allowance of the taking of any action, whether through a stockholder vote or otherwise, affecting the voting rights of the stock of Mallinckrodt or any of the Restricted Transfer Entities;

(vii) any issuance of shares of a new class of nonvoting stock or approval or allowance of any of the Restricted Transfer Entities to issue shares of a new class of nonvoting stock;

(viii) any purchase, directly or through any Affiliate, of any of its outstanding stock after the Distributions, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30;

(ix) any approval or allowance of an extraordinary contribution to any of the Restricted Transfer Entities (or any successor thereto) by its shareholder or shareholders (or any successor(s) thereto); or

(x) any sale, transfer or other disposition, or any approval or allowance of the sale, transfer, or other disposition, of ten percent (10%) or more of the fair market value of the property, determined at the time of the Distribution, of any Canada Restricted Transfer Entity, as determined pursuant to Section 55(3)(a) of the Canadian Income Tax Act of 1985, as amended and any regulations promulgated thereunder; or

(b) any action at any time that could jeopardize, directly or indirectly, any of the conclusions contained in any Ruling or any Tax Opinion (collectively, the “Prohibited Acts”).

Notwithstanding the foregoing, Mallinckrodt or a member of the Mallinckrodt Group may take any of the Prohibited Acts if Mallinckrodt either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Covidien or (ii) obtains the prior written consent of Covidien waiving the requirement that Mallinckrodt obtain an Unqualified Tax Opinion, such waiver to be provided in Covidien’s sole and absolute discretion. Covidien’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Mallinckrodt shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Covidien for all reasonable out-of-pocket expenses that Covidien or its Subsidiaries may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Covidien’s waiver of Mallinckrodt’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Mallinckrodt’s continuing indemnification obligation pursuant to Article V.

4.03 COVIDIEN COVENANTS. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, Covidien, on behalf of itself and all other members of the Covidien Group, hereby confirms and agrees that neither Covidien nor any member of the Covidien Group will take or permit to be taken any action at any time that would likely jeopardize, directly or indirectly, any of the conclusions contained in any Ruling or Tax Opinion.

ARTICLE V

INDEMNITY OBLIGATIONS

5.01 INDEMNITY OBLIGATIONS.

(a) Covidien shall indemnify and hold harmless Mallinckrodt from and against, and will reimburse Mallinckrodt for, (i) all liability for Taxes allocated to Covidien pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in any representation, covenant, or obligation of any member of the Covidien Group pursuant to this Agreement, and (iii) the amount of any Refund received by any member of the Covidien Group which is allocated to Mallinckrodt pursuant to Article 2.05(a).

(b) Without regard to whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Mallinckrodt shall indemnify and hold harmless Covidien from and against, and will reimburse Covidien for, (i) all liability for Taxes allocated to Mallinckrodt pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in any representation, covenant, or obligation of any member of the Mallinckrodt Group pursuant to this Agreement, (iii) all

Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any Prohibited Act by Mallinckrodt or any member of the Mallinckrodt Group, regardless of whether (A) Covidien consented to such Prohibited Act, or (B) Mallinckrodt obtained an Unqualified Tax Opinion, and (iv) the amount of any Refund received by any member of the Mallinckrodt Group which is allocated to Covidien pursuant to Article 2.05(b).

(c) To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Articles 5.01(a) and 5.01(b), responsibility for such Tax or Tax-Related Loss shall be shared by Covidien and Mallinckrodt according to relative fault.

5.02 INDEMNIFICATION PAYMENTS.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnified Party”) is required to pay to a Taxing Authority a Tax or to another Party an indemnification payment in respect of a Tax that another Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnified Party shall notify the Indemnifying Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnified Party, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnified Party no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.

(b) If, as a result of any change or redetermination made with respect to Article 2.01 or 2.02, including, without limitation, pursuant to Article 2.03(b), any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

5.03 PAYMENTS NET OF TAX BENEFITS.

(a) All amounts required to be paid by one Party to another pursuant to this Agreement, the Distribution Agreement or any Ancillary Agreement shall be reduced by the Tax Benefit Amount, if any, with respect to the Indemnified Party or its Subsidiaries in respect of the indemnified liability.

(b) If and to the extent any Tax Benefit Amount arises in respect of an indemnified liability which has not already reduced any payment made to the Indemnified Party or its Subsidiaries pursuant to this Agreement or otherwise been paid to the Indemnifying Party then, no later than five (5) Business Days after the filing of a Tax Return with respect to the applicable taxable period in which such Tax Benefit

Amount arose, such Indemnified Party shall pay to the Indemnifying Party the amount of any such Tax Benefit Amount not previously taken into account. For the avoidance of doubt, in the event that a deduction, credit, loss or other Tax attribute, or any portion thereof, arising as a result of such payment results in a Tax Benefit Amount in a taxable period or portion thereof prior to or later than the taxable period during which such payment is considered to have been made for applicable Tax purposes, then this Article 5.03 shall continue to apply for all taxable periods included in the applicable Tax Benefit Period.

(c) With respect to each taxable period that is included in a Tax Benefit Period in respect of

(i) any liability for which Mallinckrodt or any member of the Mallinckrodt Group is required to indemnify Covidien or any member of the Covidien Group pursuant to this Agreement, the Distribution Agreement, or any Ancillary Agreement, or

(ii) any liability for a Tax for which Mallinckrodt or any member of the Mallinckrodt Group is liable pursuant to Articles 2.02(b), 2.02(c), or 2.02(d) of this Agreement (in each case, without regard to Article 2.03),

Mallinckrodt and each member of the Mallinckrodt Group shall, with respect to each Tax Return required to be filed, or actually filed, with respect to each such taxable period, provide to Covidien pro forma copies (the “Pro Forma Returns”) of each such Tax Return prepared in accordance with the principles set forth in the definition of Tax Benefit Amount. Such pro forma Tax Return shall determine the Tax Benefit Amount, if any, realized by Mallinckrodt or any member of the Mallinckrodt Group in respect of such liability or Tax. Mallinckrodt shall deliver such pro forma Tax Returns to Covidien no later than forty-five (45) calendar days following the earlier of the date on which such Tax Return was filed or required to be filed.

(d) If Mallinckrodt fails to provide to Covidien any Pro Forma Return with respect to a liability for which it is required to provide such a return pursuant to Article 5.03(c), then, notwithstanding anything else to the contrary in this Agreement, including the definition of Tax Benefit Amount, the Tax Benefit Amount in respect of such liability shall, if and to the extent such liability is or may potentially be deductible, creditable, or otherwise potentially available to offset or reduce any amount of Taxes in any jurisdiction (as determined in Covidien’s reasonable discretion), for all purposes of this Agreement and each Ancillary Agreement be equal to the product of (a) the absolute value of the amount of such liability and (b) the Mallinckrodt Assumed Tax Rate.

5.04 PAYMENT MECHANICS.

(a) Subject to Article 10.02, all payments under this Agreement shall be made by Covidien directly to Mallinckrodt and by Mallinckrodt directly to Covidien; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Covidien Group, on the one hand, may make such indemnification payment to any member of the Mallinckrodt Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Article 5.05.

(b) Any late payment made by one Party to another Party pursuant to this Agreement shall be subject to interest at a rate per annum equal to the then effective Prime Rate plus 5% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, and accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) In the case of any payment of Taxes made by a Responsible Party or Indemnified Party pursuant to this Agreement for which such Responsible Party or Indemnified Party, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnified Party shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.05 TREATMENT OF PAYMENTS. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by law, for all United States federal income Tax purposes as either (i) a non-taxable contribution by Covidien to Mallinckrodt, or (ii) a distribution by Mallinckrodt to Covidien, in each case, made immediately prior to the Distribution.

ARTICLE VI

TAX CONTESTS

6.01 NOTICE. Each Party shall promptly notify the other Party in writing upon receipt by such Party or any member of its Group of a written communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement.

6.02 CONTROL OF CONTESTS BY COVIDIEN. Covidien shall have the sole responsibility and right to control the prosecution of any Tax Contest, including the exclusive right to communicate with agents of the applicable Governmental Entity and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Contest, other than Mallinckrodt Controlled Tax Contests (collectively, “Covidien Controlled Tax Contests”).

6.03 CONTROL OF CONTESTS BY MALLINCKRODT. Mallinckrodt shall have the full responsibility and right to control the prosecution of any Tax Contest, including the exclusive right to communicate with agents of the applicable

Governmental Entity and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any such Tax Contest, involving any Tax Return filed by Mallinckrodt or any member of the Mallinckrodt Group for any Post-Distribution Period, and any Pre-Distribution or Straddle Period Tax Return filed by Mallinckrodt or any member of the Mallinckrodt Group relating exclusively to Non-United States Taxes for any taxable year or taxable period beginning after June 29, 2007 (collectively, “Mallinckrodt Controlled Tax Contests”); provided, that in no event shall any 2007 TCE TSA Tax Contest constitute a Mallinckrodt Controlled Tax Contest; provided, further, that Mallinckrodt shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any Mallinckrodt Controlled Tax Contest for any Pre-Distribution Period or Straddle Period without the prior written consent of Covidien, such consent to be exercised in Covidien’s sole discretion.

6.04 2007 TCE TSA CONTEST INFORMATION UPDATE. Notwithstanding anything to the contrary in this Agreement, Covidien shall (i) provide to Mallinckrodt any factual information Covidien receives from the Audit Management Party regarding any 2007 TCE TSA Tax Contest relating to Taxes for which Mallinckrodt may be liable pursuant to Article 2.02, and (ii) provide notice to Mallinckrodt of any pending or threatened 2007 TCE TSA Tax Contest of which it becomes aware relating to Taxes for which Mallinckrodt may be liable pursuant to Article 2.02 reasonably promptly after receipt of notice pursuant to the 2007 TCE TSA. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Mallinckrodt shall not have any right to any amount paid to Covidien or any member of the Covidien Group pursuant to the 2007 TCE TSA regardless of whether such payment relates to an amount for which Mallinckrodt is liable pursuant to the terms of this Agreement or any Ancillary Agreement. Mallinckrodt shall take or refrain from taking, and shall cause each member of the Mallinckrodt Group to take or refrain from taking, any and all actions reasonably requested by Covidien that would preserve, exercise, or contravene, as the case may be, Covidien’s rights and obligations under the 2007 TCE TSA.

6.05 OBLIGATION OF CONTINUED NOTICE. During the pendency of any Tax Contest or threatened Tax Contest, other than a 2007 TCE TSA Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.06 SETTLEMENT RIGHTS. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest, other than a 2007 TCE TSA Tax Contest, as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iv) the Controlling Party shall defend such Tax Contest diligently and in good faith; provided, however, that nothing in this Article 6.06 shall affect Covidien’s right to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of any Covidien Controlled Tax Contest, or consent to the resolution, settlement or agreement of any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Mallinckrodt Controlled Tax Contest, in Covidien’s sole and absolute discretion. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.01 GENERAL. Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated pursuant to this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

7.02 CONSISTENT TREATMENT. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Covidien Group and the Mallinckrodt Group as set forth in Article 5.05, (b) the Rulings, (c) the Tax Opinions, or (d) the Tax treatment of any transaction included in the Reorganization.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.01 RETENTION OF RECORDS. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Covidien Group or the Mallinckrodt Group for any Pre-Distribution Period, Straddle Period, or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date that the Covidien Group proposes to destroy such material or information, it shall first notify the Mallinckrodt Group in writing and the Mallinckrodt Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the Mallinckrodt Group proposes to destroy such material or information, it shall first notify the Covidien Group in writing and the Covidien Group shall be entitled to receive such materials or information proposed to be destroyed.

8.02 ACCESS TO TAX RECORDS.

(a) GENERAL RULE. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

8.03 PRESERVATION OF PRIVILEGE. No member of the Mallinckrodt Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing as of the date hereof to which Privilege may reasonably be asserted without the prior written consent of Covidien, such consent not to be unreasonably withheld.

ARTICLE IX

DISPUTE RESOLUTION

9.01 The Parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Covidien Group and any member of the Mallinckrodt Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred to the persons at each Party holding the title of General Counsel (or such other chief legal officer at such Party) for resolution. If such Dispute is not resolved within ninety (90) Business Days following the date on which the senior managers receive notification, the Parties to such Dispute shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor” and, together, the “Preliminary Tax Advisors”), which Preliminary Tax Advisors shall jointly retain a third independent, nationally recognized law or accounting firm which must be located in New York, New York (the “Tax Advisor”) on behalf of the Parties to the Dispute to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Preliminary Tax Advisor shall be borne by the Party that engaged such advisor and all of the fees and expenses of the Tax Advisor shall be shared equally by each of the Parties to the Dispute.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01 CONFLICTING AGREEMENTS. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement or any Ancillary Agreement, this Agreement shall control with respect to the subject matter thereof.

10.02 ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the express written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. A Party hereto may assign its respective rights or delegate its respective obligations under this Agreement to any Affiliate of such Party; provided, however, that in connection with each such assignment or delegation, the assigning Party provides a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 10.02; provided, further, that Mallinckrodt shall only be entitled to assign its rights or delegate its obligations under this Agreement with the prior written consent of Covidien.

10.03 NO FIDUCIARY RELATIONSHIP. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.04 APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by Covidien and Mallinckrodt on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Covidien or Mallinckrodt in the future.

10.05 FURTHER ASSURANCES. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

10.06 SURVIVAL. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.07 NOTICES. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Article 10.07):

If to Covidien, to:

Covidien plc

1st Floor, 20 on Hatch

Lower Hatch Street

Dublin 2

Ireland

Attn: General Counsel

Facsimile: +352-266-379-92

and

Covidien

15 Hampshire Street

Mansfield, MA 02048

Attn: Eric Green

Facsimile: (508) 261-8544

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attn: Sally Thurston

Facsimile: (917) 777-4140

If to Mallinckrodt, to:

Mallinckrodt plc

Damastown, Mulhuddart

Dublin 15

Ireland

Attn: General Counsel

Facsimile: +353-1-438-1798

and

Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

Attn: Vice President of Taxation

Facsimile: +353-1-438-1798

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

10.08 NO CIRCUMVENTION. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement, the Distribution Agreement or any other Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to the provisions of this Agreement).

10.09 NO DUPLICATION; NO DOUBLE RECOVERY. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.

10.10 DISTRIBUTION AGREEMENT. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Distribution Agreement shall apply in relevant part to this Agreement, including Article IX Termination; 10.1 Counterparts; Entire Agreement; Corporate Power; 10.2 Governing Law; Submissions to Jurisdiction; Waiver of Jury Trial; 10.4 Third-Party Beneficiaries; 10.6 Severability; 10.7 Force Majeure; 10.9 Expenses; 10.10 Headings; 10.12 Waivers; 10.13 Specific Performance; 10.14 Amendments; and 10.15 Interpretation.

*            *             *

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

COVIDIEN PLC

By:	/s/ John W. Kapples

Name:	John W. Kapples
Title:	Vice President and Secretary

MALLINCKRODT PLC

By:	/s/ Matthew K. Harbaugh

Name:	Matthew K. Harbaugh
Title:	Director